Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF TRUST

OF

GULF COAST ULTRA DEEP ROYALTY TRUST

This Certificate of Amendment of Certificate of Trust of Gulf Coast Ultra Deep Royalty Trust (the “Trust”) has been duly executed and is being filed in accordance with Section 3810(b)(1) of the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq (the “Act”).

The undersigned, being a trustee of the Trust, hereby certifies that:

1. The name of the statutory trust is Gulf Coast Ultra Deep Royalty Trust.

2. Section 2 of the Certificate of Trust of the Trust is hereby amended in its entirety to read as follows:

“2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are BNY Mellon Trust of Delaware, 100 White Clay Center, Suite 102, Newark, Delaware 19711.”

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Certificate of Trust in accordance with Section 3811(a) of the Act.

BNY MELLON TRUST OF DELAWARE, as a Trustee of the Trust

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President